Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 11, 2010, by and between AGILE THERAPEUTICS, INC., a Delaware corporation (the “Company”), and AL ALTOMARI, an individual residing at 8 Yeger Drive, Lawrenceville, NJ  08648 (the “Executive”), collectively referred to as the “parties.”

Recitals:

The Company desires to employ the Executive and to have the benefit of his skills and services, and the Executive desires to accept employment with the Company, on the terms and conditions set forth herein.

In consideration of the mutual promises, covenants, and conditions set forth in this Agreement, the parties agree as follows:

SECTION 1.   EMPLOYMENT

a.                                      Position.  The Company wishes to employ the Executive as the Chief Executive Officer (“CEO”) of the Company, and the Executive hereby agrees to continue in the position of CEO for the term of this Agreement and to perform those duties and responsibilities as shall be assigned to the Executive by the Board of Directors of the Company (the “Board”) and that are consistent with the Executive’s position as CEO.

b.                                      The Executive’s Commitment.  The Executive shall consider his employment by the Company as his principal employment, shall devote his full working time and attention to his duties and responsibilities under this Agreement, and shall perform them to the best of his abilities.  While subject to any provision of this Agreement, the Executive shall maintain loyalty to the Company and shall take no action that would directly or indirectly promote any competitor or injure the Company’s interests.  Subject to the foregoing, the Executive may engage in other business activities to the extent that they do not interfere with his obligations under this Agreement, provided that each of those activities is first disclosed to and approved by the Board.  Schedule A to this Agreement contains a list of the other business activities in which the Executive is currently engaged and, to the extent applicable, the dates by which certain of those activities will be terminated.

SECTION 2.   TERMINATION OF EMPLOYMENT

a.                                      Term.  The Executive’s employment with the Company shall commence on the date hereof and shall continue until terminated in accordance with Section 2b, 2c, 2d or 2e hereof.

b.                                      Termination for “Reasonable Cause.”  The Executive’s employment may be terminated by the Company at any time, without prior notice, upon a showing of “Reasonable Cause,” as defined below.  Should the Executive’s employment be terminated by the Company for “Reasonable Cause,” no severance or other unearned compensation shall be payable by the

Company to the Executive nor shall the Company be obligated to continue to provide to the Executive at the Company’s expense, or reimburse the Executive for, any health insurance benefits after the effective date of the termination.  “Reasonable Cause” shall be defined for the purposes of this Agreement as being any of the following:

(i)                                     any act or omission by the Executive that reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including, but not limited to the Executive’s willful violation of the Company’s bylaws or code of regulations, and that is directly or indirectly materially detrimental to the Company’s best interest;

(ii)                                  the Executive’s intentional failure to perform any lawful duties assigned to him by the Board after receiving notice and a reasonable opportunity to cure;

(iii)                               the commission of any act by the Executive that constitutes a felony under the laws of the United States or the state of the Company’s principal place of business; and

(iv)                              any material breach by the Executive of Section 5, 6, 7, 8 or 11 of this Agreement.

Furthermore, the termination by the Executive of his employment with the Company for any reason other than for Good Reason pursuant to Section 2d shall be deemed to be a termination of his employment for “Reasonable Cause” without any notice or other action on the part of the Company.

c.                                       Death or Disability.  The Executive’s employment hereunder shall terminate immediately upon the death or disability of the Executive.  The Executive shall be deemed to be disabled if, in the reasonable opinion of the Board, the Executive is unable to perform the essential functions of his job for at least 90 consecutive days because of illness, incapacity or physical or mental disability and the Executive’s inability to so perform poses a substantial hardship for the Company.

d.                                      Termination by the Executive for Good Reason.  The Executive may resign from his employment with the Company for Good Reason, but only in accordance with the terms of this Section 2d.  “Good Reason” shall be deemed to exist with respect to any termination by the Executive of his employment for any of the following reasons: (i) the relocation of the office of the Company at which the Executive is principally employed to a location that is more than fifty (50) miles from the location of such office as of the date of this Agreement; (ii) any failure by the Company to comply with any material term of this Agreement; or (iii) the demotion of the Executive to a lesser position than described in Section 1a hereof or a substantial diminution of the Executive’s authority, duties or responsibilities as in effect on the date of this Agreement or as may be hereafter increased; provided, however, that “Good Reason” shall not include a termination of the Executive’s employment pursuant to Sections 2b or 2c hereof or, following a Change of Control (as defined in Section 4d below), a reduction in title, position, responsibilities or duties solely by virtue of the Company being acquired and made part of, or operated as a subsidiary of, a larger company or organization, so long as such new duties and responsibilities are reasonable commensurate with the Executive’s experience.   The Executive may not resign

with Good Reason pursuant to this Section 2d, and shall not be considered to have done so for any purpose of this Agreement, unless (A) the Executive, within sixty (60) days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 2d that the Executive contends is applicable to such act or failure to act; (B) the Company, within thirty (30) days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of his employment relationship with the Company, and (C) the Executive actually resigns from his employment with the Company on or before that date that is six (6) calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.”  If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by the Executive from his employment with the Company shall not be deemed to have been for “Good Reason,” the Executive shall not be entitled to any of the benefits to which he would have been entitled if he had resigned his employment with the Company for “Good Reason,” and the Company shall not be required to pay any amount that would otherwise have been due to the Executive under Section 4a had the Executive resigned with “Good Reason.”

e.                                       Other Termination.  The Executive’s employment may also be terminated by the Company for any reason other than as set forth in Section 2b, 2c or 2d.

SECTION 3.   COMPENSATION, BENEFITS AND EXPENSES

a.                                      Salary.  The Company shall pay the Executive an annual base salary at the rate of Three Hundred Twenty-Five Thousand Dollars ($325,000) (the “Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time.

b.                                      Bonus.  The Executive shall be eligible to receive an annual bonus in an amount up to 40% of the Executive’s Base Salary, which bonus shall be prorated for 2010 based on the portion of the year during which the Executive is employed as CEO of the Company.  The amount of the annual bonus shall be determined by the Board or its Compensation Committee based upon achievement of such goals that shall be established by the Board.  The bonus shall be paid within two and one-half months after the close of each fiscal year.

c.                                       Stock Options.   The Executive shall be granted stock options exercisable for the purchase of up to 158,642 shares of the Company’s Common Stock, which shall vest and become exercisable as follows: 7,932 shares shall be vested and exercisable on the date of this Agreement, 39,660 shares shall vest on October 11, 2011, and the remaining 111,050 shares shall vest in thirty-six (36) substantially equal consecutive monthly installments commencing on November 11, 2011 and continuing monthly thereafter through October 11, 2014, provided, however, that such stock options shall vest and be exercisable in full upon a Change of Control.  As a condition to the grant of the stock options, the Executive shall enter into a stock option agreement in the form approved by the Board.  The exercise price for such stock options shall be the fair market value of the Company’s Common Stock as determined in good faith by the Board of Directors, with cashless exercise permitted upon a Change of Control.  The Executive shall also be eligible to participate in equity incentive programs established by the Company from time to time in the future to provide stock options and other equity-based incentives to key employees of the Company.  All such stock options and other equity-based incentives shall be awarded in the discretion of the Board pursuant to the terms of the Company’s Amended and Restated 2008 Equity Incentive Plan and/or such other plans as shall from time to time be established by the Company.

d.                                      Health and Long-Term Disability Insurance.  The Company shall, at its election, either provide, or reimburse the Executive for a portion of the costs of health and long-term disability insurance coverage in accordance with the Company’s reimbursement policy.  In addition to any key man insurance taken out by the Company, and provided that the Executive can pass the required physical examinations, during the term of this Agreement the Company shall, at its election, either provide to the Executive or reimburse the Executive for the premiums for $1,000,000 of term life insurance, with Executive designating the beneficiary of such policy.

e.                                       Withholdings.  The Company shall withhold from any amounts payable as compensation all federal, state, municipal, or other taxes as are required by any law, regulation, or ruling.

f.                                        Vacation.  The Executive shall be entitled to four (4) weeks paid vacation during the term of his employment pursuant to this Agreement.

g.                                      Effect of Termination on Salary and Benefits.  The Executive’s Base Salary and benefits under this Section 3 shall terminate effective immediately on the date of the termination of the Executive’s employment by the Company, and from that date the Executive shall be entitled to severance benefits under Section 4 if and only to the extent such benefits are then payable in accordance with the terms and provisions of this Agreement.

h.                                      Effect of Termination on Other Provisions.  This Agreement shall continue in effect upon and after the termination of the Executive’s employment for any reason necessary to enforce the provisions of this Agreement that apply subsequent to any such termination, including any provisions relating to confidentiality, invention assignment, non-solicitation and non-competition.

i.                                         Expense Reimbursement.  The Company shall reimburse Executive for all out-of-pocket expenses incurred in connection with the Company’s business and his performance of his obligations under this Agreement.  The Company shall pay or reimburse Executive for up to $3,000 for legal review of this Agreement.

SECTION 4.   PAYMENTS AND BENEFITS UPON TERMINATION

a.                                      Payments and Benefits upon Termination.  Subject to the satisfaction of the terms of Section 4b, if (i) the Executive’s employment under this Agreement is terminated by the Company pursuant to Section 2e (i.e., other than a termination for Reasonable Cause pursuant to Section 2b or a termination upon death or disability pursuant to Section 2c), or (ii) the Executive resigns from his employment with Good Reason pursuant to Section 2d, the Executive shall be entitled to receive from the Company: (i) severance payments in an amount equal to the Executive’s Base Salary, payable on regular pay days through the date that is twelve (12) months after the termination date, with accelerated payment of any balance due upon a Change of

Control; provided, however, that if such termination shall occur within six (6) months after a Change of Control, and, in connection with the Change of Control the holders of the Company’s then outstanding Preferred Stock receive distributions on, or within thirty (30) days after, the date of the Change of Control pursuant to Section I(a) of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation, as amended and then in effect, at least equal to the full preferential amounts payable to them thereunder, the severance payable to the Executive pursuant to this clause 4a(i) shall be increased to an amount equal to one and one-half times the Executive’s Base Salary and, upon any termination following a Change of Control all payments shall be due in a lump sum on the termination date; and (ii) payment or reimbursement of the Executive’s health insurance premiums at the same level as was in effect on the termination date for a period of twelve (12) months after the termination date or until the Executive obtains other employment, whichever is sooner.  Upon the disability of the Executive during the term of this Agreement, the Executive shall be entitled to receive from the Company: (A) severance payments in the amount of the salary specified in Section 3a, payable upon regular pay days for a period of six (6) months after the termination date, and (B) payment or reimbursement of the Executive’s health insurance premiums at the same level as was in effect at the time of the permanent disability for a period of six (6) months after the termination date; provided, however, that these payments upon disability shall not continue beyond the date of the Executive’s death should his death occur during such six (6)-month period.

b.                                      Execution of Release.  The Company’s obligation to pay severance benefits under Section 4a is expressly conditioned upon the Executive’s execution and delivery to the Company of a Release and Agreement, as drafted at the time of the Executive’s termination of employment, including, but not limited to:

(i)                                     an unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to the Executive, against the Company, its affiliates or assigns, through the date of the Executive’s termination from employment other than post termination payments and benefits pursuant to this Agreement;

(ii)                                  a representation and warranty that the Executive has not filed or assigned any claims, charges, complaints, or grievances against the Company, its affiliates, or assigns;

(iii)                               an Agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of release;

(iv)                              a mutual Agreement to maintain the confidentiality of the release and agreement by directors and officers of the Company not to disparage Executive or disclose the reasons for any termination of employment; and

(v)                                 an Agreement to indemnify the Company, or its affiliates or assigns, in the event that the Executive breaches any portion of the Agreement or Release.

c.                                       No Admission.  The Executive acknowledges such an Agreement and Release shall not be construed as an admission by the Company or any other releasee of any wrongdoing whatsoever against the Executive, and all of the releasees specifically deny any such wrongdoing.

d.                                      Definition of Change of Control.  As used in this Agreement, the term “Change of Control” means:

(i)                                     any merger or consolidation in which voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction;

(ii)                                  any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities; provided, however, that, no Change of Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in the Company in a capital-raising transaction; or

(iii)                               any sale, transfer, exclusive worldwide license or other disposition of all or substantially all of the assets of the Company.

e.                                       Salary Continuation.  The salary continuation set forth in Section 4a above shall be intended either (i) to satisfy the safe harbor set forth in the regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Treas. Regs. 1.409A-1(n)(2)(ii)) or (ii) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)).  To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives.  Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Code section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code section 409A, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months after the termination of the Executive’s employment with the Company (or the earliest date that is permitted under Code section 409A), and (ii) if any other payments of money or other benefits due to the Executive under this Agreement could cause the application of an accelerated or additional tax under Code section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that is determined by the Board in consultation with the Company’s professional advisors not to cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this Section 4e in order to prevent any accelerated or additional tax under Code section 409A, such payments shall be paid at the time specified in this Section 4e without any interest.  The Company shall consult with the Executive in good faith regarding the implementation of this Section 4; provided, however, that none of the Company, its directors, officers, employees or advisors shall have any liability to the Executive with respect to this Section 4e.

f.                                        Parachute Provisions.  In the event the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Executive without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”).  The Executive shall be entitled to select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) shall be reduced hereunder; provided that if the Executive fails to so select promptly, the Company shall select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) will be reduced.  Parachute Payments that are considered to be deferred compensation under Section 409A of the Code shall be reduced only to the extent that the complete reduction of the Parachute Payments in the preceding sentence is insufficient to eliminate the imposition of the excise tax imposed under Section 4999 of the Code.  Notwithstanding the foregoing, the Company shall use reasonable efforts to obtain the approval of the Cutback Benefits by the Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood and agreed that the Company does not guarantee that such approval will be obtained.  If, and only if, the Company determines that such approval is obtained, the Executive shall be entitled to receive the Cutback Benefits without regard to the first sentence of this Section 4f.

SECTION 5.   CONFIDENTIALITY AND INVENTIONS

a.                                      Confidential Information.  Confidential Information means trade secrets, know-how and other information relating to the Company’s business and not generally available to the public, which is disclosed to the Executive or with which the Executive becomes familiar during his term of employment with the Company.  Confidential Information includes information relating to the Company’s business practices and prospective business interests, products, processes, equipment, manufacturing operations, marketing programs, research, product development and engineering.  From the date of this Agreement and during or after the Executive’s term of employment, unless the Executive receives the Company’s written consent, the Executive will not disclose, use, disseminate, lecture upon or publish any part of the Company’s Confidential Information, whether or not developed by the Executive.  Also, the Executive will have the same obligations with respect to the secret or confidential information of any other company or individual, (including the Company’s parent company), to which the Executive gains access in connection with the Executive’s employment.  The Executive agrees that he will not disclose to the Company or induce the Company to use any secret confidential information of others, including former employers, with whom the Executive has obligations of secrecy.  The Executive expressly agrees to be solely and individually liable to any previous employers for any breach of his obligations to those previous employers, contractual or otherwise.

b.                                      Inventions.  Inventions means discoveries, improvements and ideas, whether patentable or not, made by the Executive solely or jointly with others, that relate to the business of the Company, including any of its products, processes, equipment, manufacturing operations, marketing programs, research, product development, or engineering activities.  The Executive agrees that he will promptly disclose to the Company all Inventions (including those in the formative stages) that relate to the business of the Company made during the Executive’s term of employment whether or not during the Executive’s normal working hours.  The Executive agrees that he will also promptly disclose to the Company any Inventions that relate to the business of the Company made during the period of one year after the termination of the term of the Executive’s employment that relate to or constitute an improvement upon the Company’s Confidential Information.  The Executive shall keep and maintain written records concerning such Inventions and make these available to the Company at all times.  The Company will hold such written records with the same degree of care as it does with other business documents of a confidential nature.

c.                                       Assignment of Inventions.  Inventions made in accordance with this Section 6 shall be the sole and exclusive property of the Company, except that the Executive shall retain full rights and title to any Inventions to which all of the following conditions apply:

(i)                                     no equipment, supplies, facilities or Confidential Information of the Company was used in its development;

(ii)                                  the Invention was developed entirely on the Executive’s own time;

(iii)                               the Invention does not relate to the Company’s business or to the Company’s actual or clearly anticipated research and development program; and

(iv)                              the Invention does not result from any work performed by the Executive for the Company.

During and after the Executive’s term of employment, the Executive or the Executive’s legal representative shall, at the Company’s request and expense, execute domestic and foreign patent applications and assignments to the Company concerning Inventions owned by the Company under this section, and take all other actions as the Company may request to perfect and maintain the Company’s rights in same.

d.                                      Documents.  The Executive acknowledges that all originals and copies of drawings, blueprints, manuals, reports, notebooks, computer programs, photographs and any other recorded, written or printed matter relating to research, manufacturing operations, or the business affairs of the Company made or received by the Executive during the Executive’s employment are the property of the Company.  The rights comprised in the copyright of any of the above documents made by the Executive during the Executive’s employment shall be owned exclusively by the Company.  The Executive agrees to promptly surrender such property at the request of the Company and will not retain such property or copies thereof after termination of the term of the Executive’s employment.  The Executive agrees to similarly return all other property of the Company such as equipment, samples and models.

SECTION 6.   RESTRICTIVE COVENANT

From and after the date of this Agreement and through the one (1)-year period after the termination of the term of the Executive’s employment hereunder, the Executive shall not engage in any “competitive business.”  As used in this Agreement, a “competitive business” shall mean any business that is engaged in the research, development, manufacturing, distribution, licensing or sale of technology, products or services relating to hormonal contraception; provided, however, that a “competitive business” shall not include the acquiring, surviving or licensing company in a Change of Control transaction if the Executive shall become an employee of or a consultant to such company with the knowledge and consent of the Company.

SECTION 7.   NON-SOLICITATION

a.                                      Non-Solicitation of Customers.  From and after the date of this Agreement and through the one (1)-year period after the termination of the term of the Executive’s employment hereunder, the Executive shall not solicit, entice or induce any person, firm or company with which or for which, at any time during the eleven (11) months immediately preceding the termination, the Executive has had personal dealings, contact or responsibility as a customer or client of the Executive, and in respect of whom the Executive has had access to confidential information to become in competition with the Executive or to become a client or customer of the Executive or any other person, firm, company, or association with whom the Executive has an interest, and the Executive shall not approach any such person, firm, company or association for any such purpose or authorize or knowingly approve the taking of such actions by any other person or entity.

b.                                      Non-Solicitation of Employees.  From and after the date of this Agreement and through the one (1) year period after the termination of the term of the Executive’s employment hereunder, the Executive shall not solicit, entice or induce any person, whom at any time during the eleven (11) months immediately preceding the termination, was and remains an employee of the Company in a senior managerial capacity, or as a highly skilled employee with access to and responsibility for any confidential information, to become employed or engaged by the Executive or any person, firm, company or association in which the Executive has an interest, and the Executive shall not approach any such person for any such purpose or authorize or knowingly approve the taking of such actions by any other person or entity.

SECTION 8.   REPRESENTATION AND WARRANTY BY THE EXECUTIVE

The Executive hereby represents and warrants to the Company, the same being part of the essence of this Agreement that, as of the date of this Agreement, the Executive is not a party to any agreement, contract or understanding, and that no facts or circumstances exist, that would in any way restrict or prohibit him in any material way from undertaking or performing any of his obligations under this Agreement.  The foregoing representation and warranty shall remain in effect throughout the term of the Executive’s employment hereunder.

SECTION 9.   REMEDIES

a.                                      Equitable Relief.  The parties acknowledge and agree that irreparable harm would result in the event of a breach or threat of a breach by the Executive of Section 5, 6, 7, 10 or 11 or the making of any untrue representation or warranty by the Executive in this Agreement.  Therefore, in such an event, and notwithstanding any other provision of this Agreement:

(i)                                     the Company shall be entitled to a restraining order, order of specific performance, or other injunctive relief, without showing actual damage and without bond or other security; and

(ii)                                  the Company’s obligation to make any payment or provide any benefit under this Agreement, including without limitation any severance benefits, shall immediately cease.

b.                                      Remedies Not Exclusive.  The Company’s remedies under this Section 9 are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.  To the extent required to be enforceable by applicable law, the cessation of the Company’s obligation to make payments or continue benefits under this Section 9 shall be deemed to be in the nature of liquidated damages.

SECTION 10. RETURN OF COMPANY PROPERTY

Immediately upon termination of the term of the Executive’s employment or upon the Company’s earlier request, the Executive shall return to the Company all Confidential Information and other items described in Section 5 and all originals and copies of any other property or information owned by the Company or relating to its business, that the Executive has in his possession or under his control, including all credit cards, papers, books, equipment, files, and samples.

SECTION 11. CONFIDENTIAL AGREEMENT

This Agreement is confidential.  The Executive shall keep its provisions confidential and shall not disclose them to anyone, including any past, present, or prospective employee of the Company; provided, that this Section 11 shall not prohibit the Executive from discussing this Agreement in confidential communications with his family members, attorneys, accountants, or other professional advisors, provided that the provisions of Section 5 shall at all times apply to communications with any such persons.

SECTION 12.   MISCELLANEOUS PROVISIONS

a.                                      Notices.  Unless otherwise agreed in writing by a party entitled to notice, all notices required by this Agreement shall be in writing and shall be deemed given when physically delivered to and acknowledged by receipt by a party or its duly authorized attorney or legal representative, or when deposited postage paid, registered or certified mail, addressed to the party at its principal business or residence as set forth in the Company’s records or as known to or reasonably ascertainable by the party required to give notice.

b.                                      General Rules of Construction.  The parties have participated jointly in negotiating and drafting of this Agreement.  If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise.

c.                                       Meaning of Certain Words.  The word “including” shall mean “including without limitation.”

d.                                      Waivers.  No assent, express or implied, by any party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.

e.                                       Binding Effect; No Third Party Beneficiaries.  This Agreement shall bind and benefit the parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors, and assigns.  Nothing in this Agreement shall be construed to confer any rights or benefits on third party beneficiaries.

f.                                        Assignment.  Neither party may assign this Agreement or any interest herein without the other’s prior written consent; provided that the Company may assign its interest to another entity that it controls, is controlled by, or is under common control with or to a successor in interest upon a Change of Control.

g.                                      Captions.  Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

h.                                      Severability.  If any provision of this Agreement, including the Confidential Information provision of this Agreement, is found in binding arbitration or by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the attempt shall first be made to read that provision in such a way as to make it valid and enforceable in light of the parties’ apparent intent as evidenced by this Agreement.  If such a reading is impossible, the tribunal having jurisdiction may revise the provision in any reasonable manner, to the extent necessary to make it binding and enforceable.  If no such revision is possible, the offending provision shall be deemed stricken from the Agreement, and every other provision shall remain in full force and effect.

i.                                         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

j.                                         Survival.  The provisions of this Agreement that by their terms are intended to continue beyond the termination of the term of the Executive’s employment shall survive such termination of employment and shall continue in effect for the respective periods therein provided or contemplated.

k.                                      Section 409A.  It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Executive to payment of interest or any additional tax under Code section 409A.  The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

l.                                         Governing Law.  This Agreement shall be governed by and construed under the laws of the United States and the State of New Jersey.

m.                                  Board Information.  The Executive shall at all times promptly give to the Board (in writing if so requested) all such information as it may require in connection with matters relating to the Executive’s employment or with the Company or the business of the Company.

n.                                      Effective Date.  This Agreement shall be effective immediately on the date duly executed by both parties.

o.                                      Full Agreement; Modification.  This Agreement supersedes the letter agreement dated as of August 1, 2008 between the Executive and the Company, as amended, and all other consulting and employment arrangements between the Executive and the Company, but shall not supersede any existing confidentiality, invention assignment, non-solicitation or non-competition agreements between the Executive and the Company.  This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties.  The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

p.                                      Counterparts; Delivery.  This Agreement may be executed by the parties in separate counterparts and may be delivered by either or both parties by facsimile or electronic transmission.

(Signature page follows.)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement to be effective as of the date specified above.

AGILE THERAPEUTICS, INC.

/s/ Al Altomari	By:	/s/ Karen Hong
Al Altomari		Karen Hong
Chair of Compensation Committee

SCHEDULE A

Permitted Activities

Description of Activity	Nature of Work	Hours Per Week	Anticipated Compensation

Auxilium (AUXL) (cash/stock)	Board of Directors	6-8 days/year	Publicly disclosed

Dusa Pharmaceuticals (DUSA) (cash/stock)	Board of Directors	6-8 days/year	Publicly disclosed

Nitric Bioscience** (cash/stock)	Board of Directors	6-8 days/year	$15,000/year

Drexel University***	Advisory Boards	2-4 days/year	volunteer

** until February, 2011
*** mostly night-time meetings

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AMENDMENT
TO

EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT effective as of December 18, 2012 between Agile Therapeutics, Inc. (the “Company”), a Delaware corporation; and Al Altomari (“Executive”).

Recitals:

The parties are parties to an Employment Agreement dated as of October 11, 2010 (the “Employment Agreement”), which provides for the employment of Executive by the Company.  The parties wish to amend the Employment Agreement, as provided in this Amendment.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Section 4a of the Employment Agreement is hereby amended and restated in its entirety to provide as follows:

(a)  Payments and Benefits upon Termination.  Subject to the satisfaction of the terms of Section 4b, if (i) the Executive’s employment under this Agreement is terminated by the Company pursuant to Section 2e (i.e., other than a termination for Reasonable Cause pursuant to Section 2b or a termination upon death or disability pursuant to Section 2c), or (ii) the Executive resigns from his employment with Good Reason pursuant to Section 2d, the Executive shall be entitled to receive from the Company the following payment and benefits that will commence within sixty (60) days following the Executive’s termination date: (i) severance payments in an amount equal to the Executive’s Base Salary, payable on regular pay days through the date that is twelve (12) months after the termination date, with accelerated payment of any balance due upon a Change of Control; provided, however, that if such termination shall occur within six (6) months after a Change of Control, and, in connection with the Change of Control the holders of the Company’s then outstanding Preferred Stock receive distributions on, or within thirty (30) days after, the date of the Change of Control pursuant to Section I(a) of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation, as amended and then in effect, at least equal to the full preferential amounts payable to them thereunder, the severance payable to the Executive pursuant to this clause 4a(i) shall be increased to an amount equal to one and one-half times the Executive’s Base Salary and, upon any termination following a Change of Control all payments shall be due in a lump sum on the termination date; and (ii) payment or reimbursement of the Executive’s health insurance premiums at the same level as was in effect on the termination date for a period of twelve (12) months after the termination date or until the Executive obtains other employment, whichever is sooner.  Subject to the satisfaction of the terms of Section 4b, upon the termination of the Executive as a result of the disability of the Executive during the term of this Agreement, the Executive shall be entitled to receive from the Company the following payments and benefits that will commence within sixty (60) days following the Executive’s termination date: (A) severance payments in the amount of the salary specified in Section 3a, payable upon regular pay days for a period of six (6) months after the termination date, and (B) payment or reimbursement of the Executive’s health insurance premiums at the same level as was in effect at the time of the permanent disability for a period of six (6) months after the termination date; provided, however, that these payments upon disability shall not continue beyond the date of the Executive’s death should his death occur during such six (6)-month period

2.             Section 4b of the Employment Agreement is hereby amended and restated in its entirety to provide as follows:

(b)  Execution of Release.  Executive shall not be entitled to any payments or benefits under Section 4a unless, the Executive executes and does not revoke a Release and Agreement (the “Release”), as drafted at the time of the Executive’s termination of employment, including, but not limited to:

(i)            an unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to the Executive, against the Company, its affiliates or assigns, through the date of the Executive’s termination from employment other than post termination payments and benefits pursuant to this Agreement;

(ii)           a representation and warranty that the Executive has not filed or assigned any claims, charges, complaints, or grievances against the Company, its affiliates, or assigns;

(iii)          an Agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of release;

(iv)          a mutual Agreement to maintain the confidentiality of the release and agreement by directors and officers of the Company not to disparage Executive or disclose the reasons for any termination of employment; and

(v)           an Agreement to indemnify the Company, or its affiliates or assigns, in the event that the Executive breaches any portion of the Agreement or Release.

Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one (1) taxable year, payment shall be made in the later taxable year.

3.             All provisions of the Employment Agreement, as amended by this Amendment, that, by their terms, whether express or implied, are intended to continue beyond the termination of your employment shall thereafter continue in effect.

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4.             The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Employment Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended, modified, deleted or revised herein.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

AGILE THERAPEUTICS, INC.

By:	/s/ Lorenzo Pellegrini
Lorenzo Pellegrini,
Compensation Committee Chair

/s/ Al Altomari
Al Altomari

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